THE ZWEIG FUND, INC.

SUPPLEMENTARY PROXY INFORMATION

The Annual Meeting of Shareholders of
The Zweig Fund, Inc. was held on May 22, 2000.
The meeting was held for the purpose of electing
Charles H. Brunie and James B. Rogers, Jr.
as Directors and to ratify PricewaterhouseCoopers
LLP as the Fund's independent accountants for the year ending December 31, 2000. The Fund's other
Directors who continue in office are Elliot S.
Jaffe, Alden C. Olson and Martin Zweig.

Directors/Independent Accountants
Votes For Votes Against Votes
Withheld Abstentions
Charles H. Brunie
46,510,724
N/A
945,517
N/A
James B. Rogers, Jr.
46,540,479
N/A
915,762
N/A
PricewaterhouseCoopers LLP
46,657,205
318,603
----
480,433